Exhibit 21.1

                            SCHEDULE OF SUBSIDIARIES


            Name of Subsidiary                         Place of Incorporation
            ------------------                         ----------------------

Grupo Industrial Potro S.A. de C.V.                              Mexico
Advanced Construction and Manufacturing Technologies             Mexico
De Mexico S.A. de C.V.
International Construction Concepts, Inc.                        Nevada